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                                                                       EXHIBIT F

                                  GENCORP INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                               YEARS ENDED NOVEMBER 30,
                                                            -------------------------------
                                                             1996        1995        1994
                                                            -------     -------     -------
    EARNINGS (LOSS) (Dollars in Millions)
    Income (Loss) Before Cumulative Effect of Accounting
      Changes.............................................  $  41.7     $  38.3     $ (13.0)
    Cumulative Effect of Accounting Changes...............       --          --      (212.7)
                                                            -------     -------     -------
    Net Income (Loss) for Primary Earnings Per Share......  $  41.7     $  38.3     $(225.7)
    Tax Affected Interest Expense Applicable to 8%
      Convertible Subordinated Debentures.................      5.5         5.5         5.5
                                                            -------     -------     -------
    Net Income (Loss) for Fully Diluted Earnings Per
      Share...............................................  $  47.2     $  43.8     $(220.2)
                                                            =======     =======     =======

    SHARES (in thousands)
    Weighted Average Number of Common Shares Outstanding
      for Primary Earnings Per Share......................   33,672      32,814      31,797
    Additional Shares Issuable Under Stock Options for
      Fully Diluted Earnings Per Share....................      428          --          --
    Assuming Conversion of 8% Convertible Subordinated
      Debentures..........................................    7,158       7,158       7,158
                                                            -------     -------     -------
    Weighted Average Number of Common Shares Outstanding
      for Fully Diluted Earnings Per Share................   41,258      39,972      38,955
                                                            =======     =======     =======

    EARNINGS (LOSS) PER SHARE
    Income (Loss) Before Cumulative Effect of Accounting
      Changes.............................................  $  1.24     $  1.17     $  (.41)
    Cumulative Effect of Accounting Changes...............       --          --       (6.69)
                                                            -------     -------     -------
    Net Income (Loss) for Primary Earnings Per Share......  $  1.24     $  1.17     $ (7.10)
                                                            =======     =======     =======
    Fully Diluted Earnings (Loss) Per Share...............  $  1.15     $  1.10     $ (7.10)
                                                            =======     =======     =======
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